As filed with the Securities and Exchange Commission on September 17, 2009
Registration No. 333-161305

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

2834	870299034
(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Classification Code Number)

6425 Abrams, Ville St- Laurent, Quebec, H4S 1X9
(514) 331-7440
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Horst Zerbe
Chief Executive Officer
IntelGenx Technologies Corp, 6425 Abrams, Quebec, H4S 1X9
(514) 331-7440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Raymer
Hodgson Russ LLP
150 King Street West, Suite 2309, Toronto, Ontario M5H 1J9
Canada
Tel: (416) 595-5100

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

		Proposed
		maximum	Proposed
		offering	maximum
	Amount to be	price per	aggregate offering	Amount of
Title of each class of securities to be registered	registered	share (4)	price	registration fee (5)
Common stock, par value $.00001 per share (1)	12,083,120 shares	$0.70	$8,458,184	$471.97
Common stock underlying warrants, par value $.00001 per share (2)	10,826,000 shares	$0.70	$7,578,200	$422.86
Common stock purchase warrants (3)	10,826,000 warrants	--	--	--
	22,909,120 shares	$0.70	$16,036,384	$894.83
Total	10,826,000 warrants	$--	$--	$--

(1) Represents shares of common stock, par value $.00001.

(2) Represents shares of common stock underlying warrants to purchase shares of common stock, par value $.00001.

(3) Represents common stock purchase warrants exercisable at $0.80 per share, subject to adjustment, expiring July 13, 2012, and 350,000 common stock purchase warrants exercisable at $0.80 per share, subject to adjustment, expiring July 22, 2012.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of a share of common stock of IntelGenx Technologies Corp. as reported on the OTC Bulletin Board on August 7, 2009.

(5) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The Registrant hereby files this Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-161305) solely for the purpose of filing consent of the Registrant’s independent registered public accounting firm, RSM Richter S.E.N.C.R.L./LLP, which is filed herewith as Exhibit 23.1.  This Amendment No. 3 does not modify any provision of the prospectus included in the Registration Statement and, accordingly, such prospectus has not been included herein.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee. We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling security holders.

Securities and Exchange Commission registration fee	$895
Printing fees	-
Accounting fees and expenses	5,000
Legal fees and expenses	20,000
Miscellaneous expenses	1,000
Total(1)	$26,895

(1) The amounts set forth above are estimates except for the Securities and Exchange Commission registration fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

IntelGenx has agreed to indemnify its officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law, however, (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL. Pr (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of security holders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its security holders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following issuance of shares were exempt from registration under section 4(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder:

On May 22, 2007, we completed the sale of 8% Secured Convertible Debentures in an aggregate principal amount of approximately $1.5 million to certain institutional and accredited investors, pursuant to a Securities Purchase Agreement. The Company received net proceeds of approximately $1.36 million. Proceeds were used for general working capital purposes and to repay a secured bank loan.(see CAPITAL STOCK above) Carter Securities LLC served as placement agent in connection with the sale of debentures.

On March 27, 2008, we completed a private placement to certain accredited investors and issued 4,001,000 units of our securities at $0.70 per unit for gross proceeds of approximately $2.8 million. Each unit consists of one share of the Company’s common stock and one two-year warrant to purchase one share of common stock at an initial exercise price of $1.02 per share, subject to adjustment. After deduction of costs related to the private placement, the Company received net proceeds of approximately $2,538,651. Paradigm served as placement agent in connection with this offering. Proceeds from the private placement were used to support the Company’s CPI300 project and for general working capital purposes.

On July 13, 2009, we completed an offering to investors of 10,476,000 special warrants at a price of CDN$0.40 per Special Warrant for gross proceeds of approximately CDN$4,200,000. Each special warrant entitles its holder to receive, upon exercise or deemed exercise thereof, one common share and one common share purchase warrant. Each warrant will entitle the holder to purchase one common share at a price of U.S.$0.80 per share, subject to adjustment, until July 13, 2012. The exercise price of the warrants is subject to adjustment for certain events, including dividends, distributions or split of the Company's common stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization. Paradigm Capital Inc., Bolder Investment Partners Ltd. and Union Securities Ltd. (collectively, the "Placement Agents") acted as placement agents for the Canadian Private Placement on a best efforts basis. The Placement Agents’ compensation consists of a cash commission equal to 8% of the Gross Proceeds, 419,040 Common Shares (the "Placement Agent Shares") and an option to acquire 838,080 Common Shares at U.S.$0.80 per unit, subject to adjustment, until July 13, 2012 (the "Placement Agent Options"). (The shares of common stock issuable upon exercise of the Placement Agent Options shall be referred to as the "Placement Agent Option Shares".) The exercise price of the Placement Agent Options is subject to adjustment for certain events, including dividends, distributions or split of the Company's common stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization. Proceeds from the offering will be used for commercialization and development of drugs to be delivered using Oral Film Technology and the Versatab Multi-Layer Tablet platform, repay outstanding convertible notes, working capital and capital expenditures, as well as strategic investments including business development and pharmaceutical research and development.

On July 22, 2009, the Company completed an offering of 350,000 units to investors in the United States. Each unit entitles its holder to receive, upon exercise or deemed exercise thereof, one common share and one common share purchase warrant. Each warrant will entitle the holder to purchase one common share at a price of $0.80 per share, subject to adjustment, until July 13, 2012. The exercise price of the warrants is subject to adjustment for certain events, including dividends, distributions or split of the Company's common stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization. No placement agent was used for the U.S. Private Placement and no commissions were paid in connection therewith. Proceeds from the offering will be used for commercialization and development of drugs to be delivered using Oral Film Technology and the Versatab Multi-Layer Tablet platform, repay outstanding convertible notes, working capital and capital expenditures, as well as strategic investments including business development and pharmaceutical research and development.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

2.1	Share exchange agreement dated April 10, 2006, (incorporated by reference to the Form 8-K/A filed on April 28, 2006)
3.1	Articles of incorporation (incorporated by reference to the Form SB-2 (File No. 333-90149) filed on November 16, 1999)
3.2	By-Laws (incorporated by reference to the Form SB-2 (File No. 333-91049) filed on November 16, 1999)
3.3	Amendment to the Articles of Incorporation (incorporated by reference to amendment No. 2 to Form SB-2 (File No. 333-135591) filed on August 28, 2006)
3.4+	Amendment to the Articles of Incorporation
4.1	Agency Agreement, dated as of July 13, 2009, by and among the Company, Bolder Investment Partners Ltd., Union Securities Ltd. and Paradigm Capital Inc. (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.2	Registration Rights Agreement, dated as of July 13, 2009, by and among the Company, Paradigm Capital Inc., Bolder Investment Partners Ltd. and Union Securities Ltd. (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.3	Form of Subscription Agreement for Canadian Private Placement (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.4	Form of Special Warrant (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.5	Form of Warrant (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.6	Form of Compensation Option (incorporated by reference to the Form 8-K filed on July 14, 2009)
4.7+	Form of Subscription Agreement for U.S. Private Placement
5.1+	Legal Opinion
9.1	Voting Trust agreement (incorporated by reference to the Form 8-K/A filed on April 28, 2006)
10.1	Horst Zerbe employment agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.2	Joel Cohen consulting agreement (incorporated by reference to the Form SB-2 (File No. No. 333-135591) filed on July 3, 2006)
10.3	Ingrid Zerbe employment agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.4	Registration rights agreement, (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.5	Principal's registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.6	Investor relations consulting agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006).
10.7	2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 21, 2006)
10.8	Form of Securities Purchase Agreement (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.9	Form of 8% Secured Convertible Debenture (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.10	Form of Registration Rights Agreement (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.11	Form of Warrant (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.12	Form of Security Agreement (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.13	Subsidiary Guarantee (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.14	Deed of Hypothec (incorporated by reference to the Form 8-K filed on May 23, 2007)
10.15	Agency Agreement (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.16	Form of Subscription Agreement (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.17	Form of Amending Letter to Subscription Agreement (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.18	Form of Registration Rights Agreement (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.19	Form of Warrant (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.20	Form of Lock up Agreement (incorporated by reference to the Form 8-K filed on March 28, 2008)
10.21	Broker’s Warrant (incorporated by reference to the Form S-1 filed on March 24, 2009)
10.22	Form of Amended and Restated Warrant (incorporated by reference to the Form 8-K filed on August 4, 2008)
10.23	Employment Contract Paul A. Simmons (incorporated by reference to the Form 8-K filed on September 5, 2008)
10.24	Amended and Restated 2006 Stock Option Plan, May 29, 2008 (incorporated by reference to the Form 10-K filed on March 25, 2009)
10.25	Warrants dated March 16, 2006 issued to Patrick J. Caruso (incorporated by reference to the Form SB-2 (File No. 333-135591), filed on July 3, 2006)
14.1	Code of Ethics (incorporated by reference to the Form S-1 filed on March 24, 2009)
16.1	Letter on change in certifying accountant (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
21.1	Subsidiaries of the small business issuer (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
23.1*	Consent of RSM Richter LLP
* Filed herewith.
+ Filed previously

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Not applicable.

(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ville St- Laurent, Province of Quebec, on September 17, 2009.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Name: Horst G. Zerbe
Title: Chief Executive Officer and President (Principal Executive
Officer)

By:	/s/ Paul A. Simmons
Name: Paul A. Simmons
Title: Chief Financial Officer, (Principal Accounting and Financial
Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Horst G. Zerbe	September 17, 2009
Name: Horst G. Zerbe
Title: Director, Chief Executive Officer and President

By: /s/Paul A. Simmons	September 17, 2009
Name: Paul A. Simmons
Title: Chief Financial Officer (Principal Accounting and
Financial Officer)

By: /s/ Bernard Boudreau	September 17, 2009
Name: Bernard Boudreau
Title: Director

By: /s/ Ian Troup	September 17, 2009
Name: John (Ian Troup)
Title: Director

By: /s/ Bernd Melchers	September 17, 2009
Name: Bernd Melchers
Title: Director